EXHIBIT 5

LETTER HEAD OF SPECTRUM LAW GROUP, LLP

05 January 2005

Board of Directors,

CREATIVE BUSINESS CONCEPTS, INC.

Re:

Form SB-2 Filing

Gentlemen:

We have acted as counsel to CREATIVE BUSINESS CONCEPTS, INC., a California corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Commission on the date hereof pursuant to which the Company is registering under the Securities Act of 1933, as amended 1,000,000 shares (the “Shares”)of its common stock, $0.0 par value per share (“Common Stock”).

The Shares, if and when sold, will be sold to the public by the Company. This opinion is being rendered in connection with the filing of the Registration Statement.

In connection with this opinion, we have examined the Company’s Articles of Organization and its Bylaws, as amended, both as currently in effect, as well as such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we deemed relevant. We have also examined the Registration Statement and the exhibits thereto filed with the Commission. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photo static copies and the authenticity of the originals of such copies.

We express no opinion as to the laws of the state or jurisdiction other than the State of California (“California Law”), including the reported judicial decisions interpreting California Law, and the federal laws of the United States of America. To the extent that any other laws govern the matters to which we are opining herein, we have assumed, with your permission and without independent investigation, that such laws are identical to California Law, and we are expressing no opinion herein as to whether such assumption is reasonable or correct. This opinion is limited to present laws and to the facts as they presently exist. We assume no obligation to update our opinion or to advise of any events, circumstances or developments that occur or are otherwise brought to our attention subsequent to the date hereof. We also assume no obligation to revise or supplement this opinion should the present federal laws of the United States, or present California Law, change by legislative action, judicial decision, or otherwise. No opinion is expressed herein with respect to (a) the qualification of the Shares under the securities or blue-sky laws of any state or any foreign jurisdiction and (b) the antifraud provisions of any state or federal securities laws.

The opinions set forth below are subject to the further qualification that enforceability may be:

(1)

limited by applicable bankruptcy, insolvency, moratorium, fraudulent or preferential transfer or conveyance, reorganization or other laws of general applicability relating to, or affecting generally the enforcement of creditors’ rights and remedies or by other equitable principles of general application;

(2)

limited by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether applied by a court or law or equity);

(3)

subject to the effect of any public considerations or court decisions which may limit the rights of any person or entity to obtain indemnification; and

(4)

subject to the effects of generally applicable rules of law that (a) limit or effect the availability of specific performance or provisions that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness or (b) provide that forum selection clauses are not necessarily binding on the court or courts in the forum selected.

Based upon and subject to the foregoing assumptions, limitations and qualifications, we are of the opinion that:

(1)

The Shares, when issued and delivered in accordance with the terms and conditions of a Subscription Agreement and against payment therefore as contemplated by the Subscription Agreement, will be duly and validly issued, fully paid and non-assessable shares of Common Stock.

(2)

The Company may be required to offer a right of rescission to those parties subscribing to the Shares.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is deemed to be effective by the Commission.

We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

SPECTRUM LAW GROUP, LLP

/s/  Keith A. Rosenbaum

Keith A. Rosenbaum

KAR:bos